Independent Auditors' Consent

The Board of Directors
WSFS Financial Corporation



         We consent to the incorporation by reference in the Registration Statement on Form S-8 related to the WSFS Financial Corporation Amended and Restated 1997 Stock Option Plan filed on behalf of WSFS Financial Corporation of our report dated January 20, 2003, relating to the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of WSFS Financial Corporation.





                                                  /S/KPMG LLP
                                                  -----------
                                                     KPMG LLP

Philadelphia, Pennsylvania
June 25, 2003